Exhibit 3.1

 AMENDMENT TO BY-LAWS OF U.S. ENERGY CORP.

ADOPTED BY THE BOARD OF DIRECTORS ON APRIL 27, 2017

The Company’s Bylaws are hereby amended by deleting the first sentence of Article III, Section 2 of the Bylaws and replacing it with the following:

“The number of directors of the Corporation shall be five.”